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                   TOP AIR MANUFACTURING, INC. AND SUBSIDIARY

          EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE



                                      Three Months Ended            Six Months Ended
                                         November 30,                 November 30,
                                     1998             1997        1998           1997
                                     ----------------------     ---------------------
Basic:

Common shares outstanding at
   the beginning of the period        5,078,757    5,086,123    5,083,456   5,135,548

Weighted average of common
    shares issued (retired) during
    the period                          (73,565)         164     (38,834)     (42,998)
                                     ----------    ---------    ---------   ----------

Weighted average common
    shares outstanding                5,005,192    5,086,287    5,044,622   5,092,550
                                     ==========   ==========    =========   =========

Net Income (loss)                    $ (152,324)   $ 160,819    $(378,145) $   67,215
                                     ==========    =========    =========   =========

Net Income (loss) per
      common share                   $     (.03)   $     .03    $    (.07) $      .01
                                     ==========    =========    =========   =========

Fully Diluted:

Weighted average common
     shares outstanding               5,005,192    5,086,287    5,044,622   5,092,550

Net effect of dilutive securities
      employee stock options #               --      174,191           --     151,330
                                     ----------    ---------    ---------  ----------

Weighted average common and
     common equivalent shares         5,005,192    5,260,478    5,044,622   5,243,880
                                     ==========    =========    =========   =========

Net income (loss)                    $ (152,324)   $ 160,819   $(378,145)  $   67,215
                                     ==========    =========   =========   ==========

Net income (loss) per common
     Share                           $     (.03)   $     .03   $    (.07)  $      .01
                                     ==========    =========   =========   ==========

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#The  stock  options  for  1998  have  not  been   included   because  they  are
antidilutive.